Exhibit 10.1

LEASE DEED

This Deed of Lease made and executed on this 19th day of June, 2008, by and between 1) MR. DINESH KUMAR, s/o Late Shri Prem Prakash Gaind aged 44 years, residing at B-3/6,DLF Phase- I, Gurgaon and 2) MR. MANMOHAN GAIND, s/o Late Shri Prem Prakash Gaind, aged 43 years, residing at B-3/6,DLF Phase-I, Gurgaon (hereinafter, referred to as “Lessors” which expression shall mean and include their heirs, executors, successors and assigns of the One Part), AND MIDLAND CREDIT MANAGEMENT INDIA PRIVATE LIMITED, having its registered office at Penthouse 7,West Tower, Hotel Le Meridien, Windsor Place ,New Delhi-110001 (hereinafter, referred to as “Lessee” which expression shall mean and include its successors and assigns) and represented by its authorized signatory MR. MANU RIKHYE of the other Part.

WHEREAS

A.        The Lessors are the absolute owners of and sufficiently seized and possessed of the land and industrial building situated at Plot No. 520, Udyog Vihar Industrial Area, Phase III, Gurgaon – 122015 and as more particularly described in the site plan annexed to this Lease Deed as Schedule I and delineated in red (hereinafter called “the Demised Premises”); and which has been allotted and conveyed to the Lessors by HSIIDC, vide Regular Letter of Allotment with Offer of Possession (N.I.D.P of November 1999), bearing No. HSIDC/EO/2001/20615-616, dated 16-03-2001. The Lessors have also obtained the Sanctioned Plan for the construction of I.T. building on the Scheduled property from DTP, HSIIDC vide Sanction Plan dated 30-08-2005 bearing No. HSIDC/IPC/IMT/05/3994.

B.        On the request of the Lessee, the Lessors have agreed to grant on lease the Demised Premises measuring 29,440 sq.ft. of super built area on the following terms and conditions:

NOW THIS DEED WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.

That in consideration of the rent hereinafter specified and of the covenants and conditions hereinafter contained and on the part of the Lessee to be paid observed and performed, the Lessors hereby leases to the Lessee, in accordance with the terms of this Deed, the Demised Premises which includes: -level one of the basement (to be built out as a cafeteria provided the sixth floor rooftop will be built out, furnished and equipped promptly at the sole cost of Lessors as a cafeteria and at no additional charge to Lessee should the use of level one of the basement as a cafeteria ever be objected to or closed down for any reason whatsoever, in which case level one of the basement shall be restored to be available for parking), second level of the basement (to be built out as a training facility), ground, first, second, third, fourth, and fifth floors (each a “Floor” and collectively the “Floors”), two Floors of which shall be fully functional and permitted for use by Lessee on a twenty-four hour, seven day a week, 365 day a year basis.

2.1	That the Lease of the Demised Premises shall be with effect from July 1, 2008 (hereinafter called the “Effective Date”) through and including December 31, 2010 (“the Initial Term”).

2.2	The Parties agree that the obligation of the Lessee to pay rent to the Lessors is from the Effective Date for the Initial Term as per the terms and conditions contained herein.

2.3

It is agreed between the parties that the Lessors shall not charge any rent from the Lessee, and the Lessee is not liable for the payment of rent for the 28th month (November2010) & 29th month (December’2010) of the Initial Term of the this lease, and the Lessee shall occupy the Demised Premises for these 2 months on a rent free basis.

3.

The Lessee shall pay to the Lessors the rent amount for the entire Demised Premises with a super area measuring 29,440 sq.ft. @Rs.20/- per sq.ft. amounting to Rs.17,75,400/- (Rupees Seventeen Lakhs Seventy Five Thousand Four Hundred Only) payable per month which is inclusive of all costs that is associated with the Demised Premises, to be paid in the following manner:

i)	50% of the Rent to be paid to Lessor No. 1 namely Mr. Dinesh Kumar; and

ii)	The remaining 50% of the Rent to be paid to Lessor No. 2 namely Mr. Manmohan Gaind.

The rental amount is applicable from the Effective Date, on the condition that all the floors are put in operational and ready to use state by the Lessors as per clause 7(xvi). If, however if any floor is not operational and is out of use as per the said clause, the rent payable for each month shall be reduced automatically by one-sixth (1/6th) of the monthly rent set forth above. Further, the Lessors shall facilitate in making available the surface parking available for maximum number of cars.

4.

The Lessee has agreed to take the Demised Premises on lease relying upon the representations, warranties and covenants of the Lessors hereunder, Lessors are authorised and entitled to enter into this Lease for the Demised Premises.

5.	The Lessee with the intent that the obligations may continue throughout the Term hereby covenant with the Lessors as follows:

(i)

The Lessee shall be entitled at no additional cost to place in, on and around the Demised Premises any signage that is permitted under applicable zoning ordinances and private restrictions, and to install satellite dishes and other communication equipment on the roof of the Demised Premises, the ownership of which shall remain that of Lessee free and clear of any claim by Lessors, and which may at Lessee’s sole option be removed or abandoned, in either case at no charge to Lessee, within a period of 45 days after Lessee vacates the Demised Premises or any portion thereof.

(ii)

The Lessee shall at its own cost be entitled to erect fittings, fixtures, wooden partitions, cabins or make any such remodeling, decorating, alterations, improvements and replacements as may be considered necessary by the Lessee, and to place and install personal property, trade fixtures, signage, equipment and other temporary installations in and upon the Demised Premises, and fasten same to thereto, the ownership of which shall remain that of Lessee free and clear of any claim by Lessors, and all of which may at Lessee’s sole option be removed or abandoned, in either case at no charge to Lessee, within a period of 45 days after Lessee vacates the Demised Premises or any portion thereof.

(iii)

Not to underlet, assign, transfer part possession or permit use either of part or whole of the Demised Premises without the prior written consent of the Lessors, except that the Lessee may assign the Lease to or permit the use of the Demised Premises or any part thereof to/by any associates or affiliates of the Lessee in which the Lessee has got interest.

(iv)

To yield and deliver vacant possession of the Demised Premises to the Lessors on the expiry or termination of the Lease in neat, tidy and tenantable condition, normal wear and tear excepted, subject to any additions and alterations that may have been made by the Lessee.

(v)	To abide by and comply with all laws, bye laws rules and regulation of the municipal corporation and other authorities in so far as are to be observed by a Lessee of the Demised Premises.

6.

The Lessors shall indemnify, defend and hold harmless the Lessee against any legal/monetary obligations, damages, costs, expenses or liabilities arising out of, as a result of or in connection with any of Lessors’s covenants or obligations under this Lease, any requirement of the Government/Local authorities or any other entity whatsoever, or in case of any dispute arising in the ownership of the premises and/or the matter of peaceful and lawful uninterrupted occupation of the Lessee of the Demised Premises till the end of the Initial Term as hereinabove agreed. This clause shall survive the expiration or termination of this Lease.

7.	The Lessors further covenants with the Lessee as follows:

(i)

To abide by and comply with all laws, bye-laws, rules and regulations of the local bodies and other relevant authorities, and it has any and all permits, consents, certificates, approvals and other permissions from all appropriate government authorities (including, without limitation, the HSIDC, the Estate Officer(s) and other fire and building code authorities) necessary for the lawful occupancy of the Demised Premises and stating a permitted purpose of use that covers Lessee’s business purposes.

(ii)

To pay, other than the Service Tax/Value Added Tax as may be applicable for the lease of the Demised Premises which shall be payable solely by Lessee. All taxes, levies and charges applicable to and in respect of the Demised Premises, including the house tax, ground rent and municipal taxes, levies and other charges shall be payable by the Lessors. However, it is agreed between the parties that during the Intial Term the Lessee shall only be liable for any Service Tax/Value Added tax that may be attracted by virtue of leasing the Demised Premises from the Lessors under this Lease Deed. The Service Tax/ Value Added tax at the prevailing rates prescribed by the government from time to time shall be applicable. The Lessee shall however, not be liable for any other penalties, pertaining to the facilities and/or materials provided by the Lessors within the Demised Premises, that is/may become applicable pursuant to the commencement and during the term of this Lease Deed, which shall be the sole liability of the Lessors. The Lessee’s liability to pay Service Tax/Value Added Tax payable by the Lessee would be limited to full rate of applicable Service Tax which at present is 12.36%. Further any new tax which is applied on the building will be solely borne by the Lessors and whatever new tax is applied to the lease of the Demised Premises will be solely borne by the Lessee.

(iii)

To permit the Lessee at any time and from time to time, during the subsistence of the Lease to make and effect upon the Demised Premises such renovations, additions, alterations and changes as the Lessee may deem necessary, incidental or advantageous for the conduct of its business effectively which is including, but not limited to: installation of partitions, counters, name boards or logos—illuminated or otherwise—and other fixtures such as cabins, screens, shelves, racks, sun blinds, gas, electrical appliances, geysers, telephones, air-conditioning equipment, light and sanitary fittings;

(iv)

All articles, things, installations, signs, satellites, cable, fixtures and fittings installed at the Demised Premises as set forth herein shall be the absolute property of the Lessee and the Lessee shall be entitled to dismantle, remove and take away the same from time to time and when it vacates the Demised Premises on expiry or termination of the Lease or any renewal thereof. Provided that the Lessee shall, at its own cost, restore the Demised Premises to substantially the same condition in which they were at the time when the Lessee entered into occupation thereof subject to any additions and alterations made by the Lessee to the structure of the Demised Premises (which shall vest in the Lessors) and normal wear and tear excepted.

(v)

The Lessee shall have the right to use and enjoy the entrances, staircase, landings, corridors, road and passage in and outside the Demised Premises and the right of ingress to and egress from the Demised Premises so far as the same are necessary for the enjoyment of the Demised Premises by the Lessee, its customers, servants, agents, visitors and invitees.

(vi)

To allow the Lessee and its transferee to enjoy quiet and peaceful possession, use and enjoyment of the Demised Premises and utilities twenty-four hours a day, seven days a week, 365 days a year during entire period of the Lease and the renewal thereof without any interruption by the Lessors or any persons lawfully claiming either through or under or in trust for the Lessors or otherwise however.

(vii)	To keep the Demised Premises in good order and proper tenantable condition and to undertake necessary structural repairs as and when required.

(viii)	To obtain approvals, consents, permissions and authorisations of municipal and local bodies, as may be required in terms hereof.

(ix)

To assist and cooperate with Lessee in obtaining any necessary permissions from governmental and other authorities or adjoining owners and occupants for Lessee to place or construct signage in, on and around the Demised Premises as permitted hereunder, and to provide all necessary assistance for Lessee to be able to lay Optic Fiber Cable within and outside the Demised Premises and a right of way for same.

(x)	To maintain adequate and appropriate fire, comprehensive and extended coverage insurance on the Demised Premises.

(xi)	To ensure and pay for water supply to the Demised Premises according to existing arrangements in force as of the Effective Date.

(xii)

To provide and maintain at the Demised Premises a 250 KVA sanctioned/installed and energized power load from Dakshin Haryana Bijlee Vitran Nigam Limited, and to provide and maintain at the demised premises a power backup of at least 250 KVA through generators at all times.

(xiii)

To obtain on or before July 15, 2008, the requisite Occupation Certificate and other approvals from all appropriate government authorities (including, without limitation, the HSIDC, the Estate Officer(s) and other building code authorities) necessary for the lawful occupancy of all Floors of the Demised Premises by the Lessee, and specifically stating a permitted purpose of use that covers Lessee’s business purposes.

(xiv)	That all payments to be made by the Lessee under this Lease Deed are subject to applicable taxes that are deductible at source.

(xv)

To obtain, requisite approvals from all other fire and safety inspection authorities for the lawful occupancy of, and complete the build-out, furnishing and equipping in strict conformance with the plans and specifications set forth in Schedule II hereto and of no lesser grade, kind, quality or condition (as determined in Lessee’s reasonable discretion) as the other currently fully finished floors of the Demised Premises for functional use by Lessee of: (a) the first floor of the Demised Premises as a production floor and level one of the basement of the Demised Premises as a cafeteria (provided the sixth floor rooftop will be promptly built out, furnished and equipped at the sole cost of Lessors as a cafeteria and at no additional charge to Lessee should the use of level one of the basement as a cafeteria ever be objected to or closed down for any reason whatsoever, in which case level one of the basement shall be restored to be available for parking) ; and (b) the second floor of the Demised Premises as a production floor and , level two of the basement of the Demised Premises as a training facility.

(xvi)	To deliver forthwith to the Lessee all written notices received from any governmental entity.

8.

If the whole or any part of the Demised Premises shall at any time during the term of the lease be destroyed or damaged, due to any fire, storm, tempest, flood act of God, act of terrorism, war or any other irresistible force or the Demised Premises are rendered inaccessible due to destruction or damage as aforesaid or act of Government (condemnation or otherwise), then the Demised Premises shall be restored as expeditiously as possible or, as the case may be, the impediment to accessibility shall be removed as expeditiously as possible. If the Demised Premises cannot be rendered fit for occupation and use and for the period it is not accessible or unusable, in whole or part, by Lessee for its business purposes, the rent to be paid under the lease or a fair proportion thereof according to the nature and extent of the damage sustained shall cease and be suspended until the Demised Premises shall be rendered fit for occupation and use and/or become accessible, as the case may be. Any rent or other charges paid in advance by Lessee for any such periods shall be credited on the next ensuing payments, if any, but if no further payments are to be made, any such advance payments shall be refunded by Lessors to Lessee within a period of 4 weeks. However, upon the happening of any such event as aforesaid, the Lessee shall have the option to terminate the Lease within a period of six months after the event by giving one month’s notice or payment of rent in lieu thereof. The provisions of this clause extend not only to the matters aforesaid, but also to any occurrence which is beyond Lessee’s reasonable control and which renders the Demised Premises, or any appurtenance thereto, inoperable or unfit for occupancy or use, in whole or in part, for Lessee’s business purposes.

9.1

If the Lessors shall commit a breach in the payment, observance or performance of any of the Lessors’s covenants or obligation hereunder, the Lessee: (i) may give the Lessors a notice in writing of such arrears, breach or failure, as the case may be and if the Lessors does not rectify the breach or pay, observe or perform or fulfill the arrears or relevant obligation within 30 days of receipt of notice, then the Lessee may at its option forthwith terminate the Lease by giving a notice in writing to the Lessors; and/or (ii) if such breach continues for more than thirty days after notice thereof to Lessors, may without affecting any other rights and remedies it may have hereunder or otherwise undertake to cure such breach itself and deduct the cost and expense thereof from the next monthly rents payable hereunder until Lessee shall have been fully reimbursed for same, or if this Lease is terminated prior to Lessee being fully reimbursed for same any remaining amounts shall be immediately paid by Lessors to Lessee.

9.2

Notwithstanding anything contained in this Lease to the contrary, Lessee shall at its sole option at any time during the Initial Term be entitled to terminate the lease forthwith by giving a written notice of 90 days to the Lessors in the event Lessors fails to meet any of its obligations, in whole or in part, set forth in clause 7 (xiii).

10.

If the Lessee shall be in arrears of rent payable for the Demised Premises by for more than one month from due date of payment thereof or shall otherwise commit a breach in the payment, observance or performance of any of the Lessee’s obligation hereunder, the Lessors may give the Lessee a notice in writing of such arrears, breach or failure, as the case may be and if the Lessee does not rectify the breach or pay, observe or perform or fulfill the arrears or relevant obligation within thirty days of receipt of notice, then the Lessors may at its option forthwith terminate the Lease by giving a notice in writing to the Lessee.

11.

Upon termination of the Lease, the Lessee shall hand over and put the Lessors in vacant possession of the Demised Premises and every part thereof subject to clauses 5 (i) and (ii) provided the Lessors shall be obliged to refund all unadjusted amounts paid by the Lessee, with immediate effect.

12.

Any notice required to be given under the Lease shall be in writing and shall be served on the Lessee at the Demised Premises with a copy to its address first herein before mentioned and to the Lessors at its address first herein before mentioned. Either party may notify to the other in writing of any change in such address for services of notice upon it. The notices shall be served personally or by Registered Post.

13.

The Lessors hereby agree and covenant that it shall at the request of the Lessee get this Lease duly registered with the appropriate registering authority, the costs of which shall be borne by Lessee. The Lessee shall join in the execution and registration of this Lease. All expenses including stamp duty and registration charges for this Lease Deed shall be borne by the Lessee.

14.

If the Lessors at any time during the period of this Lease sells and/or transfers the Demised Premises or its leasehold rights in the Demised Premises, as a whole or in part, to any one person or more than one person then in that event the Lessee shall attorn to such transferee or transferees on the same terms and conditions as are contained herein. However, a letter shall be issued by the prospective new landlord in favour of the Lessee confirming that the terms herein agreed to shall be binding on the new landlord/s and it will also acknowledge all outstanding amounts paid by the Lessee to the Lessors whose benefit shall be transferred to the new landlord/s the same shall also apply in case of any subsequent sale or transfer of the lease-hold rights.

15.	All disputes pertaining to this lease shall be referred exclusively to the competent courts in New Delhi.

16.

No waiver of any breach or default of Lessee or Lessors hereunder shall be implied from any omission to take any action on account of such breach or default if such breach or default persists or is repeated, and non express waiver shall affect any breach or default other than the breach or default specified in the express waiver and then only for the time and to the extent so stated. One or more waivers by Lessors or Lessee shall not be construed as a waiver of a subsequent breach or default of the same covenant, term, condition or obligation.

17.

Lessee and Lessors agree that this Deed constitutes the entire settlement between the parties pertaining to terms of lease, and the same revokes and supersedes all previous discussions, previous correspondence, prior agreements, lease deeds or any other documents between the parties concerning the subject matter hereof whether oral, written or implied. The terms of this Deed shall not be changed, altered or modified except by written amendments duly executed by the parties.

IN WITNESS WHEREOF THE PARTIES HAVE SIGNED THIS LEASE DEED ON THE DAY AND DATE AFOREMENTIONED.

	For		For
	DINESH KUMAR		MIDLAND CREDIT MANAGEMENT INDIA PRIVATE LIMITED

/s/ Dinesh Kumar

MANMOHAN GAIND

/s/ Manu Rikhye
	/s/ Manmohan Gaind		LESSEE
LESSORS
Witnesses :
1.	/s/ Karan Singh Joon	2.	/s/ Parmod Kumar
	(Signature)		(Signature)

	Karan Singh Joon		Parmod Kumar
	(Name)		(Name)

	District Court, Gurgaon		R/O 360, Bhakti Nagar, Vill Daliawas, Rewari
	(Address)		(Address)

SCHEDULE 1

PROPERTY DESCRIPTION

All the piece and parcel of the land and commercial industrial building situated at Plot No. 520, Udyog Vihar Industrial Area, Phase III, Gurgaon – 122015, consisting of two levels of basement, ground, first, second, third, fourth and fifth floors, measuring in all 29,440 sq.ft., together with fixtures and fittings and exclusive surface parking spaces around the building. The property being bounded on

East by :Other property

West by :Road 30 metre wide

North by :Adjacent Plot No. 521

South by :Adjacent Plot # 519